                                                              EXHIBIT 11
                                  ARMCO INC.
                    COMPUTATION OF LOSS PER COMMON SHARE
(Dollars and shares in millions,
  except per share amounts)                            Three Months Ended
PRIMARY                                                     March 31,
- -------------------------------------------------------------------------
                                                        1995       1994
- -------------------------------------------------------------------------
Net income (loss)                                      $  2.4     $(27.2)
Preferred stock dividends                                (4.5)      (4.5)
- -------------------------------------------------------------------------
Net loss applicable to common stock                    $ (2.1)    $(31.7)
- -------------------------------------------------------------------------

Weighted average number of common shares                105.6      104.1


Net loss per common share                              $(0.02)    $(0.30)



FULLY DILUTED*
- -------------
Net income (loss)                                      $  2.4     $(27.2)
Preferred stock dividends                                (4.5)      (4.5)
- -------------------------------------------------------------------------
Net loss applicable to common stock                    $ (2.1)    $(31.7)
- -------------------------------------------------------------------------

Weighted average number of common shares                105.6      104.1
Weighted average number of common equivalent shares       **         **
Weighted average number of preferred shares
  on an "if converted" basis                              **         **
- -------------------------------------------------------------------------
Average common shares outstanding as adjusted           105.6      104.1
- -------------------------------------------------------------------------

Net loss per common share                              $(0.02)    $(0.30)

Shares of stock outstanding at March 31
  Common                                                105.9      104.1
  Preferred - $2.10 Class A                               1.7        1.7
  Preferred - $3.625 Class A                              2.7        2.7
  Preferred - $4.50 Class B                               1.0        1.0

* Calculation of fully diluted loss per share is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result, or is not required by footnote 2 to paragraph 14 of APB Opinion
  No. 15 because it results in dilution of less than 3%.
**  Antidilutive